PROSPECTUS	Pricing Supplement No. 4253
Dated May 17, 2005	Dated November 22, 2005
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated August 24, 2005	No. 333-123085

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date:	November 22, 2005
Settlement Date (Original Issue Date):	November 30, 2005
Maturity Date:	November 28, 2045
Principal Amount (in Specified Currency)	US$ 72,254,000
Price to Public (Issue Price):	100.00%
Agent's Discount or Commission:	1.00%
Net Proceeds to Issuer (in Specified Currency):	US$ 71,531,460
Interest Rate: Interest Calculation: ■ Regular Floating Rate  Inverse Floating Rate  Other Floating Rate
Interest Rate Basis:	LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus)	Minus 0.25%
Index Maturity:	One Month
Spread Multiplier:	N/A
Index Maturity:	Monthly
Maximum Interest Rate:	N/A
Minimum Interest Rate:	N/A
Interest Payment Period:	Monthly
Interest Payment Dates:	Monthly on the 28th of each month, commencing January 28, 2006.
Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date based on one month USD LIBOR minus 25 basis points
Interest Reset Periods and Dates:	Monthly on each Interest Payment Date
Interest Determination Dates:	Monthly, two London Business Days prior to each Interest Reset Date.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Floating Rate)
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Pricing Supplement No. 4253
Dated November 22, 2005
Rule 424(b)(3)-Registration Statement
No. 333-123085

Clearance and Settlement:

X	DTC Only

DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

DTC and Euroclear/Clearstream, Luxembourg (as described under Description of Notes General - Special Provisions Relating to Certain Foreign Currency Notes in the accompanying Prospectus Supplement).

Euroclear and Clearstream, Luxembourg only

CUSIP No.: 36962G5T20

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

(Floating Rate)
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Pricing Supplement No. 4253
Dated November 22, 2005
Rule 424(b)(3)-Registration Statement
No. 333-123085

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Listing:

Listed on the Official List of the UK Listing Authority and an application has been made for the Notes to be admitted to trading on the London Stock Exchanges Gilt Edged and Fixed Interest Market Listed on the Luxembourg Exchange

X	Not listed on the Official List of the UK Listing Authority

Additional Terms:

General.

The following description of the terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, insofar as such description relates to the Notes, the description of the general terms and provisions of the Notes set forth in the accompanying Prospectus dated May 17, 2005 and Prospectus Supplement, dated August 24, 2005.

Redemption of the Notes.

The Notes may not be redeemed prior to November 28, 2035. On that date and thereafter the Notes may be redeemed, at the option of the Company, in whole or in part, at the redemption prices (in each case expressed as a percentage of the principal amount) set forth in the following table, together in each case with interest accrued to the date fixed for redemption (subject to the right of the registered holder on the record date for an interest payment becoming due on or prior to such date fixed for redemption to receive such interest):

(Floating Rate)
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Pricing Supplement No. 4253
Dated November 22, 2005
Rule 424(b)(3)-Registration Statement
No. 333-123085

If Redeeming During

The Period Redemption

Set Forth Below Price

November 28, 2035 through November 27, 2036 105.00%

November 28, 2036 through November 27, 2037 104.50%

November 28, 2037 through November 27, 2038 104.00%

November 28, 2038 through November 27, 2039 103.50%

November 28, 2039 through November 27, 2040 103.00%

November 28, 2040 through November 27, 2041 102.50%

November 28, 2041 through November 27, 2042 102.00%

November 28, 2042 through November 27, 2043 101.50%

November 28, 2043 through November 27, 2044 101.00%

November 28, 2044 through November 27, 2045 100.50%

November 28, 2045 100.00%

In the event of any redemption of less than all the outstanding Notes, the particular Notes (or portions thereof in integral multiples of $1,000) to be redeemed will be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

Notice of redemption shall be provided at least 30 and not more than 60 calendar days prior to the date fixed for redemption as described under "DESCRIPTION OF NOTES--Optional Redemption" in the accompanying Prospectus Supplement.

Repayment at Option of Holder.

Any Note will be repayable at the option of the holder thereof, upon written notice as provided in the Note, on the Interest Payment Dates and at the repayment prices (in each case expressed as a percentage of the principal amount) set forth in the following table, together in each case with interest accrued to the date of repayment (subject to the right of the registered holder on the record date for an interest payment becoming due on or prior to such date of repayment to receive such interest):

Repayment Date Price

November 28, 2007 98.00%

November 28, 2008 98.25%

November 28, 2009 98.50%

November 28, 2010 98.75%

November 28, 2011 99.00%

November 28, 2012 99.25%

November 28, 2013 99.50%

November 28, 2014 99.75%

November 28, 2015 100.00%

and on each anniversary thereafter until maturity 100.00%

In order for a Note to be repaid, the Paying Agent must receive Notice at least 30 but not more than 60 calendar days prior to the optional repayment date as described under "DESCRIPTION OF NOTES--Repayment at the Noteholders Option; Repurchase" in the accompanying Prospectus Supplement.
(Floating Rate)
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Pricing Supplement No. 4253
Dated November 22, 2005
Rule 424(b)(3)-Registration Statement
No. 333-123085

Certain United States Tax Considerations.

The following discussion supplements the discussion contained in the Prospectus Supplement dated August 24, 2005 under the heading "United States Tax Considerations." Prospective purchasers of Notes are advised to consult their own tax advisors with respect to tax matters relating to the Notes.

Notes Used as Qualified Replacement Property.

Prospective investors seeking to treat the Notes as "qualified replacement property" for purposes of section 1042 of the Internal Revenue Code of 1986, as amended (the "Code"), should be aware that, in order for the Notes to constitute such qualified replacement property, the Notes themselves and the issuer must meet certain requirements. In general, qualified replacement property is a "security" issued by a domestic corporation that did not, for the taxable year preceding the taxable year in which such security was purchased, have "passive investment income in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year (the "Passive Income Test"). The term "securities," is defined pursuant to section 1042 of the Code to include bonds, debentures, notes or other evidences of indebtedness of a corporation in registered form. The Internal Revenue Service (the "IRS") has in some cases expressed the view that the definition of "security" in section 354 of the Code (which generally does not include short-term debt instruments) may also be relevant in applying section 1042. The Company does not express any conclusion on whether the Notes constitute "securities" for purposes of section 1042 of the Code and potential investors should consult their own tax advisors as to the appropriate characterization of the Notes as qualified replacement property for this purpose.

In regards to the Passive Income Test, where the issuing corporation is in control of one or more corporations or such issuing corporation is controlled by one or more other corporations, all such corporations are treated as one corporation (the Affiliated Group) for purposes of computing the amount of passive investment income for purposes of section 1042. The Company believes that the Affiliated Group (which includes the General Electric Company and its controlled subsidiaries) did not, for the taxable year ending December 31, 2004, have passive investment income in excess of twenty-five percent of the gross receipts of the Affiliated Group. In making this determination, the Company has made certain assumptions and used procedures that it believes are reasonable. No assurance can be given as to whether the Company will continue to meet the Passive Income Test. In addition, it is possible that the IRS may disagree with the manner in which the Company has calculated the Affiliated Groups gross receipts (including the characterization thereof) and passive investment income and the conclusions reached.

(Floating Rate)
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Pricing Supplement No. 4253
Dated November 22, 2005
Rule 424(b)(3)-Registration Statement
No. 333-123085

Additional Information:

General.

At September 30, 2005, the Company had outstanding indebtedness totaling $344.022 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2005, excluding subordinated notes payable after one year was equal to $341.143 billion.

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

	Year Ended December 31,
				Nine Months Ended
2000	2001	2002	2003	2004	September 30, 2005
	(Restated)	(Restated)	(Restated)	(Restated)
1.52	1.73	1.66	1.86	1.89	1.82

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the "Underwriters"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 1.00% of the principal amount of the Notes.

Institution	Commitment
Merrill Lynch, Pierce Fenner & Smith Incorporated	$ 5,700,000
Citigroup Global Markets Inc.	11,036,000
Deutsche Bank Securities Inc.	11,760,000
Morgan Stanley & Co. Incorporated	22,500,000
UBS Securities LLC	21,258,000
Total	$72,254,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.